Exhibit 99.1

Assurant Reports Third Quarter 2020 Financial Results
Strong Performance Led by Continued Momentum in Global Housing and Global Lifestyle

Key Highlights for Third Quarter 2020
• Net loss of $34.9 million, or $0.58 per share, compared to the prior year period net loss of $59.5 million or $0.96 per share
• Net operating income[1] of $84.8 million, or $171.8 million excluding reportable catastrophes[2], down 19 percent and up 22 percent, respectively
• Net operating income per diluted share[3] of $1.41, or $2.85 excluding reportable catastrophes[4], down 17 percent and up 25 percent, respectively
• $460 million of holding company liquidity available at quarter end
• $108 million returned to shareholders in share repurchases and common dividends
Note: References to net income (loss) refer to net income (loss) attributable to common stockholders. Comparisons in the financial highlights relate to prior year period unless otherwise noted. Assurant incurred $87.0 million of reportable catastrophes in third quarter 2020, compared to $36.3 million of reportable catastrophes in third quarter 2019.

NEW YORK, November 2, 2020 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today reported results for the third quarter ended September 30, 2020.
“Our third quarter 2020 performance further underscores the resiliency and strength of our market-leading lifestyle and housing businesses, and the attractive growth opportunities ahead,” said Assurant President and CEO Alan Colberg. “Given favorable year-to-date loss experience in Global Housing, we are raising our 2020 outlook to 17 to 21 percent growth in net operating income per share, excluding catastrophe losses.”
Colberg added, “With our recently announced acquisition of HYLA Mobile and the evaluation of strategic alternatives for Global Preneed, we are deepening our focus on the many opportunities being driven by the convergence of the connected mobile device, car and home. Combined with our differentiated P&C offerings, we expect to sustain above-market growth and deliver superior cash flow long term.”

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders1

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions, net of tax)	2020	2019	2020	2019
Global Lifestyle	$106.6	$102.1	$349.3	$312.0
Global Housing	13.1	41.6	172.7	185.8
Global Preneed	13.2	7.4	39.2	36.1
Corporate and other	(23.5)	(20.8)	(69.9)	(64.0)
Interest expense	(19.9)	(20.8)	(60.1)	(62.8)
Preferred stock dividends	(4.7)	(4.7)	(14.0)	(14.0)
Net operating income	84.8	104.8	417.2	393.1
Adjustments:
Net realized gains (losses) on investments	13.0	11.7	(44.2)	50.6
Global Preneed goodwill impairment	(135.6)	—	(135.6)	—
COVID-19 direct and incremental expenses(1)	0.3	—	(17.3)	—
CARES Act tax benefit	—	—	84.4	—
Loss on sale of Mortgage Solutions	—	(7.5)	—	(7.5)
Foreign exchange related losses	(2.4)	(8.8)	(7.9)	(16.6)
Net charge related to Iké	—	(124.8)	(9.3)	(131.4)
Loss on extinguishment of debt and other related costs	—	(29.6)	—	(29.6)
Other adjustments	5.0	(5.3)	1.3	(17.6)
GAAP net (loss) income attributable to common stockholders	$(34.9)	$(59.5)	$288.6	$241.0
Note: A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on page 9. Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx
(1)Nine Months 2020 COVID-19 expenses were primarily comprised of second quarter 2020 employee-related expenses, including costs for additional floating holidays, a one-time COVID-19 relief payment and incentive bonuses for eligible on-site employees.

Third Quarter 2020 Consolidated Results
•Net loss was $34.9 million, or $0.58 per diluted share, compared to third quarter 2019 net loss of $59.5 million, or $0.96 per diluted share. The decrease in net loss was driven by the absence of a $124.8 million reduction in fair value of Iké Asistencia in third quarter 2019 as well as underlying business growth. This was partially offset by a goodwill impairment charge of $135.6 million in Global Preneed, given the decision to evaluate strategic alternatives, combined with the impact of the low interest rate environment. In addition, third quarter 2020 results reflected $51.3 million of higher reportable catastrophes within Global Housing compared to the prior year period.

•Net operating income1 decreased to $84.8 million, compared to third quarter 2019 net operating income of $104.8 million. Assurant incurred $87.0 million of reportable catastrophes in third quarter 2020, compared to $36.3 million of reportable catastrophes in third quarter 2019.

Excluding reportable catastrophes, net operating income2 for third quarter 2020 totaled $171.8 million, compared to $141.1 million in the prior year period. The increase was primarily driven by more favorable non-catastrophe loss experience in Global Housing and continued growth in Connected Living within Global Lifestyle. This was partially offset by lower investment income from lower yields across all operating segments.

•Net operating income per diluted share3 decreased to $1.41, compared to third quarter 2019 net operating income of $1.69 per diluted share. Excluding reportable catastrophes, net operating income increased to $2.85 per diluted share4, compared to $2.28 per diluted share in third quarter 2019. These calculations exclude the effect of 2.7 million shares of dilutive securities related to the mandatory convertible preferred stock, which were anti-dilutive for both periods.

•Net earned premiums, fees and other income from the Global Lifestyle, Global Housing and Global Preneed segments totaled $2.35 billion, an increase of 2 percent from $2.31 billion in third quarter 2019, mainly driven by growth in Global Lifestyle primarily within Global Automotive. The increase was partially offset by lower results in Global Housing mainly due to the discontinuation of small commercial business and anticipated declines in lender-placed insurance.

Reportable Segments

Global Lifestyle

($ in millions)	3Q20	3Q19	% Change	9M20	9M19	% Change
Net operating income (5)	$106.6	$102.1	4%	$349.3	$312.0	12%
Net earned premiums, fees and other income	$1,805.0	$1,749.3	3%	$5,520.6	$5,240.0	5%

•Net operating income5 increased in third quarter 2020 compared to the prior year period, driven primarily by Connected Living mainly due to mobile from continued subscriber growth in North America and Asia Pacific, as well as improved profitability from extended service contracts. Results were partially offset by lower investment income and unfavorable foreign exchange, as well as lower volumes and unfavorable loss experience in Global Financial Services, including impacts from COVID-19.

•Net earned premiums, fees and other income increased primarily due to prior period sales in Global Automotive as well as continued mobile subscriber growth. The increase was partially offset by lower mobile trade-in results, including a $39 million impact resulting from a previously disclosed mobile program contract change, and unfavorable foreign exchange.

Global Housing

($ in millions)	3Q20	3Q19	% Change	9M20	9M19	% Change
Net operating income (5)	$13.1	$41.6	(69)%	$172.7	$185.8	(7)%
Net earned premiums, fees and other income	$491.3	$510.3	(4)%	$1,480.6	$1,520.4	(3)%

•Net operating income5 decreased in third quarter 2020 compared to the prior year period. Third quarter 2020 included $87.0 million of reportable catastrophes, primarily due to Hurricane Laura, compared to $35.7 million of reportable catastrophes in third quarter 2019.

Excluding reportable catastrophes, net operating income5 increased mainly due to more favorable non-catastrophe loss experience across specialty products and lender-placed driven by lower claims frequency, reserve releases related to run-off business and previously implemented underwriting initiatives. Growth in multifamily housing and specialty products also contributed to the increase.

•Net earned premiums, fees and other income decreased in third quarter 2020, primarily due to the expected run-off of small commercial business and declines in lender-placed policies in-force from the previously disclosed financially insolvent client. The decrease was partially offset by continued growth in multifamily housing and specialty products.

Global Preneed

($ in millions)	3Q20	3Q19	% Change	9M20	9M19	% Change
Net operating income (5)	$13.2	$7.4	78%	$39.2	$36.1	9%
Net earned premiums, fees and other income	$51.9	$50.8	2%	$155.6	$149.5	4%

•Net operating income5 increased in third quarter 2020 compared to the prior year period. Third quarter 2019 included a charge of $9.9 million for an accounting adjustment. Excluding this adjustment, underlying results decreased primarily due to lower investment income from lower yields and real estate joint venture partnerships compared to the prior year period.

•Net earned premiums, fees and other income increased year-over-year, primarily driven by prior period sales of the Final Need product.

Corporate and Other

($ in millions)	3Q20	3Q19	% Change	9M20	9M19	% Change
Net loss attributable to common stockholders	$(167.8)	$(210.6)	20%	$(272.6)	$(292.9)	7%
Net operating loss (6)	$(23.5)	$(20.8)	(13)%	$(69.9)	$(64.0)	(9)%

•Net operating loss6 increased in third quarter 2020, primarily due to lower investment income attributable to a higher concentration of more liquid investable assets with lower yields compared to the prior year period.

Holding Company Liquidity Position

•Holding company liquidity totaled $460 million as of September 30, 2020, or $235 million above the company’s current targeted minimum level of $225 million.

Dividends paid by operating segments to the holding company in third quarter 2020 totaled $245 million, a portion of which included the tax benefit related to the federal Coronavirus Aid, Relief, and Economic Security Act, or “CARES” Act.

•Share repurchases and common and preferred dividends totaled $112 million in third quarter 2020. During third quarter 2020, Assurant repurchased 577 thousand shares of common stock for $70 million. From October 1 through October 30, 2020, the company repurchased an additional 330 thousand shares for approximately $41 million, with $292 million remaining under the current repurchase authorization. Dividends to shareholders totaled $43 million, including $38 million in common stock dividends and $5 million in preferred stock dividends. The company continues to expect to complete its objective to return $1.35 billion of capital to shareholders from 2019 to 2021.

•On October 28, 2020, the company announced that it has signed a definitive agreement to acquire HYLA Mobile, a leading provider of smartphone software and trade-in and upgrade services, in a transaction valued at approximately $325 million. The acquisition is expected to be funded through a combination of existing cash at the holding company and new debt to be issued before closing, subject to regulatory and other customary closing approvals.

2020 Company Outlook

The company’s outlook for 2020 is based on its current assumptions regarding market and business conditions, including the impacts of COVID-19, and does not reflect Assurant’s pending acquisition of HYLA Mobile and related financing, nor the company’s ongoing evaluation of strategic alternatives for Global Preneed.

For full-year 2020, the company now expects:

•Assurant net operating income per diluted share, excluding reportable catastrophes7, to increase 17 percent to 21 percent from $9.21 in 2019. This will be driven by profitable growth and ongoing expense management across all business segments. Mandatory convertible shares are expected to be dilutive for the year versus anti-dilutive in 2019.

•Double-digit growth in net operating income, excluding reportable catastrophes, mainly driven by Global Lifestyle and Global Housing. Within Global Lifestyle, earnings growth to be driven by Connected Living as well as Global Automotive, partially offset by continued declines in legacy Global Financial Services and investments to support growth. Global Housing earnings, excluding catastrophe losses, to expand, mainly from lower non-catastrophe losses, improved results in specialty and other, and growth in multifamily housing. Global Housing growth to be partially offset by the previously disclosed loss of loans from a financially insolvent client and lower real estate owned volumes in lender-placed insurance. Continued pressure from lower investment income and foreign exchange volatility are also expected to impact results.

Corporate and Other full-year net operating loss7 to approximate $90 million, reflecting reduced investment income primarily from lower yields partially offset by lower general expenses. Interest expense and preferred dividends are expected to be approximately $81 million and $19 million, respectively.

•Business segment dividends from Global Lifestyle, Global Housing and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses, rating agency and regulatory capital requirements, and investment portfolio performance.

Capital to be deployed to support business growth, fund investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The third quarter 2020 earnings conference call and webcast will be held Tuesday, November 2, 2020 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
Phone: 201.519.9773
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those with respect to the proposed HYLA Mobile acquisition and process to explore strategic alternatives for Global Preneed, including the company’s financing plans and any statements regarding the company’s anticipating future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The company does not have a definitive timetable to complete its review of strategic alternatives for Global Preneed and there can be no assurance that any such process will result in a transaction.
You can identify forward-looking statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)the impact of the COVID-19 pandemic, including the scope and duration of the outbreak, government actions and restrictive measures taken in response, and its effect on the global economic and financial markets;
(ii)the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or those parties facing financial, reputational or regulatory issues;
(iii)significant competitive pressures, changes in customer preferences and disruption;
(iv)the failure to find suitable acquisitions, integrate completed acquisitions, or grow organically, and risks associated with joint ventures and franchise ownership and operations;
(v)the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets and in the markets in which we operate, including as a result of COVID-19;
(vi)risks related to our international operations, including the United Kingdom’s withdrawal from the European Union, or fluctuations in exchange rates;
(vii)the impact of catastrophic and non-catastrophe losses, including as a result of climate change;
(viii)our inability to recover should we experience a business continuity event, including as a result of COVID-19;
(ix)our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
(x)the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
(xi)declines in the value of mobile devices, the risk of guaranteed buybacks or export compliance risk in our mobile business;
(xii)negative publicity relating to our products and services or the markets in which we operate;
(xiii)the failure to implement our strategy and to attract and retain key personnel, including senior management;
(xiv)employee misconduct;
(xv)the adequacy of reserves established for claims and our inability to accurately predict and price for claims;
(xvi)a decline in financial strength ratings or corporate senior debt ratings;
(xvii)an impairment of goodwill or other intangible assets;
(xviii)the failure to maintain effective internal control over financial reporting;
(xix)a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, changes in interest rates and COVID-19;
(xx)the impact of U.S. tax reform legislation and impairment of deferred tax assets;
(xxi)the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
(xxii)the credit risk of some of our agents, third-party administrators and clients;
(xxiii)the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends, including as a result of COVID-19;
(xxiv)changes in the method for determining LIBOR or the replacement of LIBOR;
(xxv)the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;
(xxvi)breaches of our information systems or those of third parties with whom we do business, or the failure to protect data in such systems, including due to cyber-attacks and as a result of working remotely during the COVID-19 pandemic;

(xxvii)the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security and data protection;
(xxviii)the impact from litigation and regulatory actions, including those arising from COVID-19;
(xxix)reductions or deferrals in the insurance premiums we charge, including as a result of COVID-19; and
(xxx)changes in insurance and other regulation, including to mitigate the impact of COVID-19.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
(1)Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income attributable to common stockholders, excluding the Global Preneed goodwill impairment, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes net operating income provides investors with a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2020	2019	2020	2019
Net operating income	$84.8	$104.8	$417.2	$393.1
Adjustments (pre-tax):
Net realized gains (losses) on investments	16.5	14.9	(55.7)	61.5
Global Preneed goodwill impairment	(137.8)	—	(137.8)	—
COVID-19 direct and incremental expenses	0.4	—	(21.9)	—
CARES Act tax benefit (after-tax)	—	—	84.4	—
Loss on sale of Mortgage Solutions	—	(9.6)	—	(9.6)
Foreign exchange related losses	(2.7)	(8.1)	(8.8)	(16.6)
Net charge related to Iké	—	(121.1)	(5.9)	(130.5)
Loss on extinguishment of debt and other related costs	—	(37.4)	—	(37.4)
Other adjustments(1)	6.8	(6.6)	2.8	(21.6)
(Provision) benefit for income taxes	(2.9)	3.6	14.3	2.1
GAAP net (loss) income attributable to common stockholders	$(34.9)	$(59.5)	$288.6	$241.0
(1)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(2)Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2020	2019	2020	2019
Global Lifestyle(1)	$106.6	$102.7	$349.3	$311.6
Global Housing, excluding reportable catastrophes	100.1	77.3	282.6	227.6
Global Preneed	13.2	7.4	39.2	36.1
Corporate and other	(23.5)	(20.8)	(69.9)	(64.0)
Interest expense	(19.9)	(20.8)	(60.1)	(62.8)
Preferred stock dividends	(4.7)	(4.7)	(14.0)	(14.0)
Net operating income, excluding reportable catastrophes	171.8	141.1	527.1	434.5
Adjustments, pre-tax:
Net realized gains (losses) on investments	16.5	14.9	(55.7)	61.5
Global Preneed goodwill impairment	(137.8)	—	(137.8)	—
Reportable catastrophes	(110.1)	(46.0)	(139.0)	(52.3)
COVID-19 direct and incremental expenses	0.4	—	(21.9)	—
CARES Act tax benefit (after-tax)	—	—	84.4	—
Loss on sale of Mortgage Solutions	—	(9.6)	—	(9.6)
Foreign exchange related losses	(2.7)	(8.1)	(8.8)	(16.6)
Net charge related to Iké	—	(121.1)	(5.9)	(130.5)
Loss on extinguishment of debt and other related costs	—	(37.4)	—	(37.4)
Other adjustments(2)	6.8	(6.6)	2.8	(21.6)
Benefit for income taxes	20.2	13.3	43.4	13.0
GAAP net (loss) income attributable to common stockholders	$(34.9)	$(59.5)	$288.6	$241.0
(1)3Q 2019 excludes reportable catastrophes of $0.6 million after-tax ($0.8 million pre-tax), mainly related to Tropical Storm Imelda, and Nine Months 2019 excludes a benefit of $0.4 million after-tax ($0.7 million pre-tax), related to prior year reportable catastrophes.
(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(3)Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2020	2019	2020	2019
Net operating income per diluted share(1)	$1.41	$1.69	$6.88	$6.29
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.27	0.25	(0.92)	0.99
Global Preneed goodwill impairment	(2.29)	—	(2.26)	—
COVID-19 direct and incremental expenses	0.01	—	(0.36)	—
CARES Act tax benefit (after-tax)	—	—	1.39	—
Loss on sale of Mortgage Solutions	—	(0.16)	—	(0.15)
Foreign exchange related losses	(0.04)	(0.13)	(0.15)	(0.27)
Net charge related to Iké	—	(1.95)	(0.10)	(2.08)
Loss on extinguishment of debt and other related costs	—	(0.60)	—	(0.59)
Other adjustments(2)	0.11	(0.12)	0.04	(0.36)
(Provision) benefit for income taxes	(0.05)	0.06	0.24	0.03
Net (loss) income attributable to common stockholders per diluted share(1)	$(0.58)	$(0.96)	$4.76	$3.86
(1)Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx
(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(4) Assurant uses net operating income per diluted share, excluding reportable catastrophes, as another important measure of the company's stockholder value. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2020	2019	2020	2019
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.85	$2.28	$8.69	$6.96
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.27	0.25	(0.92)	0.99
Global Preneed goodwill impairment	(2.29)	—	(2.26)	—
Reportable catastrophes	(1.83)	(0.74)	(2.29)	(0.84)
COVID-19 direct and incremental expenses	0.01	—	(0.36)	—
CARES Act tax benefit (after-tax)	—	—	1.39	—
Loss on sale of Mortgage Solutions	—	(0.16)	—	(0.15)
Foreign exchange related losses	(0.04)	(0.13)	(0.15)	(0.27)
Net charge related to Iké	—	(1.95)	(0.10)	(2.08)
Loss on extinguishment of debt and other related costs	—	(0.60)	—	(0.59)
Other adjustments(2)	0.11	(0.12)	0.04	(0.36)
Benefit for income taxes	0.34	0.21	0.72	0.20
Net (loss) income attributable to common stockholders per diluted share(1)	$(0.58)	$(0.96)	$4.76	$3.86
(1)Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(5) Segment net operating income of the Global Lifestyle, Global Housing and Global Preneed operating segments is equal to GAAP segment net income.

(6) Assurant uses Corporate and Other net operating loss as an important measure of the Corporate and Other segment’s performance. Corporate and Other net operating loss equals Corporate and Other segment net loss attributable to common stockholders, excluding the Global Preneed goodwill impairment, interest expense, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Corporate and Other segment net loss attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2020	2019	2020	2019
GAAP Corporate and Other segment net loss attributable to common stockholders	$(167.8)	$(210.6)	$(272.6)	$(292.9)
Adjustments, pre-tax:
Net realized (gains) losses on investments	(16.5)	(14.9)	55.7	(61.5)
Global Preneed goodwill impairment	137.8	—	137.8	—
COVID-19 direct and incremental expenses	(0.4)	—	21.9	—
CARES Act tax benefit (after-tax)	—	—	(84.4)	—
Interest expense	25.3	26.6	76.1	79.6
Loss on sale of Mortgage Solutions	—	9.6	—	9.6
Foreign exchange related losses	2.7	8.1	8.8	16.6
Net charge related to Iké	—	121.1	5.9	130.5
Loss on extinguishment of debt and other related costs	—	37.4	—	37.4
Other adjustments(1)	(6.8)	6.6	(2.8)	21.6
Benefit for income taxes	(2.5)	(9.4)	(30.3)	(18.9)
Preferred stock dividends	4.7	4.7	14.0	14.0
Corporate & other net operating loss	$(23.5)	$(20.8)	$(69.9)	$(64.0)
(1)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(7) The company outlook for net operating income per diluted share, excluding reportable catastrophes, and Corporate and Other full-year net operating loss each constitute forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period and excludes after-tax interest expenses included in debt extinguishment and other related costs. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 15 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website:
http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Nine Months Ended September 30, 2020 and 2019

	3Q		9 Months
	2020	2019	2020	2019
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,102.8	$2,015.4	$6,223.0	$5,952.5
Fees and other income	245.9	295.1	934.3	959.5
Net investment income	135.1	169.5	428.3	490.0
Net realized gains (losses) on investments	16.6	14.9	(54.6)	61.5
Amortization of deferred gains on disposal of businesses	2.1	4.4	8.7	16.9
Total revenues	2,502.5	2,499.3	7,539.7	7,480.4
Benefits, losses and expenses
Policyholder benefits	709.6	705.2	1,908.9	2,006.9
Selling, underwriting, general and administrative expenses	1,633.7	1,634.0	5,077.5	4,850.7
Goodwill impairment	137.8	—	137.8	—
Net Iké losses	—	121.1	5.9	130.5
Interest expense	25.5	32.2	77.7	85.2
Loss on extinguishment of debt	—	31.4	—	31.4
Total benefits, losses and expenses	2,506.6	2,523.9	7,207.8	7,104.7
(Loss) income before provision for income taxes	(4.1)	(24.6)	331.9	375.7
Provision for income taxes	26.4	28.6	28.2	117.7
Net (loss) income	(30.5)	(53.2)	303.7	258.0
Less: Net loss (income) attributable to non-controlling interests	0.3	(1.6)	(1.1)	(3.0)
Net (loss) income attributable to stockholders	(30.2)	(54.8)	302.6	255.0
Less: Preferred stock dividends	(4.7)	(4.7)	(14.0)	(14.0)
Net (loss) income attributable to common stockholders	$(34.9)	$(59.5)	$288.6	$241.0

Net (loss) income attributable to common stockholders per share:
Basic	$(0.58)	$(0.96)	$4.78	$3.88
Diluted	$(0.58)	$(0.96)	$4.76	$3.86

Common stock dividends per share	$0.63	$0.60	$1.89	$1.80

Share data:
Basic weighted average shares outstanding	60,190,103	61,804,492	60,384,817	62,204,242

Diluted weighted average shares outstanding	60,190,103	61,804,492	60,640,945	62,460,245

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At September 30, 2020 and December 31, 2019

	September 30,	December 31,
	2020	2019
	($ in millions)
Assets
Investments and cash and cash equivalents	$17,408.9	$16,434.4
Reinsurance recoverables	9,796.2	9,593.4
Deferred acquisition costs	7,405.5	6,668.0
Goodwill	2,325.8	2,343.4
Value of business acquired	1,339.8	2,004.3
Assets held in separate accounts	2,006.1	1,839.7
Other assets	3,300.3	3,387.9
Assets of consolidated investment entities	—	2,020.1
Total assets	$43,582.6	$44,291.2

Liabilities
Policyholder benefits and claims payable	$12,665.6	$12,495.0
Unearned premiums	17,116.6	16,603.6
Debt	2,008.6	2,006.9
Liabilities related to separate accounts	2,006.1	1,839.7
Accounts payable and other liabilities	3,845.7	3,976.9
Liabilities of consolidated investment entities	—	1,687.0
Total liabilities	37,642.6	38,609.1

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	5,278.2	5,241.3
Accumulated other comprehensive income	658.2	411.5
Total Assurant, Inc. stockholders’ equity	5,936.4	5,652.8
Non-controlling interest	3.6	29.3
Total equity	5,940.0	5,682.1
Total liabilities and equity	$43,582.6	$44,291.2